Exhibit 99.1

J & J Snack Foods Reports First Quarter Sales and Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--January 22, 2009--J & J Snack Foods Corp. (NASDAQ-JJSF) today announced record sales and increased earnings for the first quarter ended December 27, 2008.

Sales increased 8% to $141.1 million from $130.9 million in last year’s first quarter. Net earnings increased 128% to $4.3 million in the current quarter from $1.9 million last year. Earnings per diluted share were $.23 for the first quarter compared to $.10 last year. Operating income increased 192% to $6.8 million in the current quarter from $2.3 million in the year ago quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “While the overall general economy remains a present concern, we are gratified by our quarter’s overall performance. Improved results from each of our major business groups, food service, retail supermarkets and frozen beverages, contributed to the increased earnings in the period.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Consolidated Statement of Operations
	Three Months Ended
	December 27,	December 29,
	2008	2007
	(unaudited)
	(in thousands)

Net sales	$141,142	$130,898
Cost of goods sold	100,460	95,511
Gross profit	40,682	35,387
Operating expenses	33,851	33,051
Operating income	6,831	2,336
Other income	432	779
Earnings before income taxes	7,263	3,115
Income taxes	2,944	1,218
Net earnings	$4,319	$1,897

Earnings per diluted share	$.23	$.10
Earnings per basic share	$.23	$.10
Weighted average number of diluted shares	18,774	19,076
Weighted average number of basic shares	18,616	18,769
	Consolidated Balance Sheets
	December 27, 2008	September 27, 2008
	(in thousands)

Cash & cash equivalents	$37,028	$44,265
Current marketable securities held to maturity	13,195	2,470
Current auction market preferred stock	19,900	14,000
Other current assets	105,890	116,465
Property, plant & equipment, net	91,898	93,064
Goodwill	60,314	60,314
Other intangible assets, net	52,506	53,633
Long-term auction market preferred stock	-	21,200
Long-term marketable securities held to maturity	5,200	-
Other	2,580	2,997
Total	$388,531	$408,408

Current liabilities	$57,063	$66,194
Long-term obligations under capital leases	357	381
Deferred income taxes	23,056	23,056
Other long-term obligations	1,955	1,999
Stockholders’ equity	306,100	316,778
Total	$388,531	$408,408

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-532-6603